Exhibit 99.1

Contacts TESSCO Technologies Incorporated Aric Spitulnik Chief Financial Officer 410-229-1419 spitulnik@tessco.com

David Calusidian Sharon Merrill Associates, Inc. 617-542-5300 TESS@investorrelations.com

TESSCO Announces Closing of Merger Transaction

TESSCO Shareholders to Receive $9 Per Share in Cash in $160 Million Acquisition

July 16, 2023 3:13 PM Eastern Daylight Time

HUNT VALLEY, Md.--(BUSINESS WIRE)--TESSCO TECHNOLOGIES INCORPORATED (“Tessco” or the “Company”) today announced the closing of its previously announced merger with entities affiliated with Lee Equity Partners and Twin Point Capital, which also own Alliance Corporation (“Alliance”), a value-added distributor of equipment for the wireless industry, and GetWireless, LLC (“GetWireless”), a value-added distributor of cellular solutions that connect the Internet of Things (IoT). Tessco shareholders approved the transaction at a special meeting of shareholders held on July 13, 2023. Under the terms of the merger, each share of Company common stock outstanding prior to merger has been converted into the right to receive $9.00 in cash, reflecting a Company enterprise value of approximately $160 million. As a result of the merger, Tessco common stock will cease trading on, and will be delisted from, the Nasdaq stock exchange.

As previously announced, Tessco will maintain its facilities in Hunt Valley and Timonium, Maryland and in Reno, Nevada, and will broaden its facility footprint, product offering, and value-added capabilities by partnering with Alliance and GetWireless to create a leading value-added telecommunications distributor in North America.

William Blair & Company L.L.C. served as Tessco’s exclusive financial advisor, and Ballard Spahr LLP served as the Company's legal counsel. Weil, Gotshal & Manges LLP, DLA Piper LLP (US), and Harter Secrest & Emery LLP have served as legal counsel to Lee Equity Partners and Twin Point Capital.

About TESSCO Technologies Incorporated

TESSCO Technologies Incorporated is a value-added technology distributor, manufacturer, and solutions provider serving commercial customers in the wireless infrastructure ecosystem. The Company was founded more than 40 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies products to the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

About Alliance Corporation

Alliance Corporation distributes equipment for wireless network infrastructure, in-building signal enhancement solutions, cellular broadband systems, next generation 5G networks, fixed wireless and private enterprise networks, as well as cellular solutions that connect the Internet of Things. Alliance provides pre- and post-sale technical support, engineering, radio configuration and training services. Alliance serves telecommunication carriers, fixed wireless broadband service providers, OEMs, systems integrators, resellers, and contractors in education, enterprise, federal government, military, healthcare, industrial, municipal government, oil and gas, mining, public safety, security, utilities, and transportation industries. Visit www.alliancecorporation.ca.

Alliance merged with GetWireless, LLC, a value-added distributor of cellular solutions that connect the Internet of Things (IoT). Given its strategic portfolio of embedded modules, end-device modems, intelligent gateways, and cellular boosters, GetWireless supplies the most advantageous cellular solutions for a broad array of IoT applications. GetWireless enables mobile network operators, value-added resellers, integrators, and OEMs across a wide range of enterprise, industrial, government, and SMB applications. Visit www.getwirelessllc.com.

About Lee Equity Partners

Lee Equity Partners, LLC is a New York-based private equity firm that partners with successful management teams to build companies with strong growth potential. Lee Equity targets equity investments of $50 million to $150 million in middle-market control buyouts and growth capital financings in companies with enterprise values of $100 million to $500 million that are located primarily in North America. The firm invests within three distinct sectors, healthcare services, financial services, and business services, where the team has developed deep relationships over decades. For more information, visit www.LeeEquity.com.

About Twin Point Capital

Twin Point Capital is a New York-based principal investment firm, which partners with outstanding management teams to build market leading companies. Twin Point’s portfolio includes investments in the communications, technology and technology-enabled service industries.

Important Additional Information and Where to Find It

This communication relates to the merger involving Tessco Technologies Incorporated. In connection with the merger, Tessco has filed with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant documents. This communication is not a substitute for the proxy statement or any other document filed by Tessco with the SEC or sent to its shareholders in connection with the merger. The proxy statement and other documents filed by Tessco with the SEC may be obtained free of charge at the SEC’s website, www.sec.gov, or from Tessco at the investor relations page of its website, ir.tessco.com/overview/default.aspx.

Contacts

TESSCO Technologies Incorporated

Aric Spitulnik

Chief Financial Officer

410-229-1419

spitulnik@tessco.com

David Calusidian

Sharon Merrill Associates, Inc.

617-542-5300

TESS@investorrelations.com